Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated February 17, 2017 with respect to the financial statements of Western Asset Corporate Bond Fund and Western Asset Short-Term Bond Fund, and our reports dated February 21, 2017 with respect to the financial statements of Western Asset Global High Yield Bond Fund and Western Asset Mortgage Backed Securities Fund, each a series of the Legg Mason Partners Income Trust, as of December 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

New York, New York

April 17, 2017